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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                   ----------------

                                       FORM 8-A

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

                                 MARKET FACTS, INC.
                 --------------------------------------------------
               (Exact Name of Registrant as Specified in its Charter)

     Delaware                                          36-2061602
-----------------------------------------         -------------------
(State of Incorporation or Organization)          (IRS Employer
                                                  Identification No.)


3040 West Salt Creek Lane, Arlington Heights, Illinois      60005
-------------------------------------------------------     ---------
(Address of principal executive offices)                    (Zip Code)

If this Form relates to the                If this Form relates to the
registration of a class of debt            registration of a class of debt
securities and is effective upon           securities and is to become effective
filing pursuant to General                 simultaneously with the effectiveness
Instruction A(c)(1) please check the       of a concurrent registration
following box. [_]                         statement under the Securities Act of
                                           1933 pursuant to General Instruction
                                           A(c)(2) please check the following
                                           box. [_]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class           Name of Each Exchange on Which
to be so Registered           Each Class is to be Registered
--------------------          ------------------------------
       None                        None

Securities to be registered pursuant to Section 12(g) of the Act:

                          Preferred Stock Purchase Rights
                          -------------------------------
                                  (Title of Class)

                           Exhibit Index appears on Page 5.

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Item 1.   Description of Securities to be Registered
          ------------------------------------------

     On May 4, 1999, Aegis Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Aegis Group plc, a corporation incorporated under the laws of England and Wales ("Parent"), commenced an offer to purchase all of the outstanding shares of Common Stock, par value $1.00 per share ("the Shares"), of Market Facts, Inc., a Delaware corporation (the "Registrant"), at $31.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 4, 1999 and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 29, 1999 (the "Merger Agreement"), by and among the Registrant, Parent and Purchaser. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, as promptly as practicable following the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the stockholders of the Registrant, if required by applicable law, and the satisfaction or waiver of certain other conditions set forth therein, Purchaser will be merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Parent.

     Simultaneously with entering into the Merger Agreement, MFI Investors, L.P., and certain of its affiliates and certain senior executives of the Registrant (the "Selling Stockholders"), entered into an Option and Voting Agreement, dated as of April 29, 1999, with Parent (the "Option Agreement"). Pursuant to the Option Agreement, the Selling Stockholders agreed, among other things, (i) to sell to Parent or its permitted assign 2,760,484 Shares (30.7% of the Shares, on a fully diluted basis, after giving effect to the exercise to vested employee options) at a price of $31.00 per Share, (ii) not to tender such Shares into the Offer without Parent's consent, and (iii) to vote such Shares and all shares of Series B Preferred Stock, no par value held by the Selling Stockholders in favor of the Merger, in each case upon the terms and subject to conditions and limitations set forth in the Option Agreement.

     In connection with the Merger Agreement the Registrant has further amended the Rights Agreement dated as of July 26, 1989 (the "Rights Agreement") between the Registrant and First Chicago Trust Company of New York, as amended by a First Amendment to Rights Agreement dated as of June 5, 1996, by a Second Amendment to the Rights Agreement dated as of April 29, 1999 (the "Second Amendment") so that the execution and delivery of the Merger Agreement and the Option Agreement, and the consummation of the transactions contemplated thereby, including the Offer and the purchase of Shares pursuant thereto, will not result in Parent, Purchaser or any of their affiliates becoming an Acquiring Person (as defined in the Rights Agreement), or (ii) the occurrence of a Distribution Date or a Shares Acquisition Date (each as defined in the Rights Agreement).

     A copy of the Second Amendment is attached as Exhibit 99(c)(3) to the Registrant's Solicitation/Recommendation Statement on Schedule 14D-9 dated May 6, 1999 and is incorporated

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herein by reference.  The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment.

     The Registrant incorporates herein by reference the Rights Agreement, dated July 26, 1989, between the Registrant and First Chicago Trust Company of New York, as Rights Agent, and the First Amendment to Rights Agreement dated as of June 5, 1996 by and between the Registrant and First Chicago Trust Company of New York, both of which were filed on July 12, 1996 as an exhibit to the Registrant's Form 8-A.

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Item 2.   Exhibits.
          --------
(2.1) Second Amendment to Rights Agreement dated as of April 29, 1999 by and between the Registrant and First Chicago Trust Company of New York (incorporated by reference to Exhibit 99(c)(3) to the Registrant's Solicitation/Recommendation Statement on Schedule 14D-9 dated May 6,
          1999).

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                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

                                        MARKET FACTS, INC.


Dated:  May 12, 1999                    By:    /s/ Timothy J. Sullivan
                                           -----------------------------------
                                                Timothy J. Sullivan
                                                Senior Vice President









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                                   EXHIBIT INDEX
                                   -------------

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

Exhibit No.    Description
------------   -----------
(2.1)          Second Amendment to Rights Agreement dated as of April 29,
               1999 by and between the Registrant and First Chicago Trust
               Company of New York (incorporated by reference to Exhibit
               99(c)(3) to the Registrant's Solicitation/Recommendation
               Statement on Schedule 14D-9 dated May 6, 1999).

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